Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma

(512) 433-5312

FORESTAR SIGNS AGREEMENT TO SELL REMAINING

NON-CORE BAKKEN/THREE FORKS OIL AND GAS ASSETS

AUSTIN, TEXAS, April 11, 2016 — Forestar Group Inc. (NYSE: FOR) (“Forestar” or the “Company”) today announced that it has entered into two separate agreements with the same buyer to sell the Company’s oil and gas assets in the Bakken/Three Forks formation in North Dakota for nearly $60 million. In first quarter 2016, Forestar sold 9 producing wells and over 900 net acres in North Dakota for $9.5 million. The second transaction, expected to close in second quarter 2016 and subject to customary closing conditions, includes over 130 producing wells and nearly 8,100 net acres of leasehold interests for $50 million. Upon closing the transaction announced today, the Company will have completely exited its oil and gas working interest assets in North Dakota.

“These transactions are additional significant steps forward in the execution of our strategy to exit non-core assets and reduce operating costs,” said Phil Weber, Chief Executive Officer of Forestar.

“These transactions are expected to generate meaningful cash proceeds and eliminate future capital allocation to non-core oil and gas assets.  Combined with the previous sale of our Kansas and Nebraska oil and gas assets for $21 million, these transactions will substantially complete our exit of non-core oil and gas assets and eliminate our working interest exposure to fluctuations in oil and gas prices,” said Chuck Jehl, Chief Financial Officer of Forestar.

About Forestar Group

Forestar is a residential and mixed-use real estate development company. We own directly or through ventures interests in 58 residential and mixed-use projects comprised of approximately 7,000 acres of real estate located in 11 states and 15 markets. We also own approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. In addition, we own interests in various other assets that have been identified as non-core that the company will exit opportunistically over time. Our non-core assets include our investment in oil and gas working interests, about 89,000 acres of undeveloped land, and commercial and income producing properties which consist of one hotel, seven multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, oil and gas and other natural resources. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.